Exhibit 10.15

June 24, 2011

Mr. F.J. Lennon

XXXX XXX XXXXXX

XXXXXXX, XX XXXXX

Dear F.J.:

I am pleased to offer you the position of Chief Creative Officer at eGames, Inc. in accordance with the following terms:

Position Title: Chief Creative Officer (CCO)

Supervisor: Eugene Mauro, President and Chief Operating Officer

Duties and responsibilities: Oversee the entire development and production of the Heyday product including all art, engineering and project management. Manage the product development and engineering teams, both internal and external and work closely with eGames management on the day to day execution and ultimate launch and maintenance of the product.

Work Location: Los Angeles office

Starting Date: June 24, 2011

Annual Compensation: $200,000

Bonus Opportunity: If, after the Closing Date of the acquisition of all of the assets of Heyday Games, Inc. (“Heyday”) by eGames, Inc.(the “Asset Transaction”), eGames completes an equity financing in the aggregate equal to or greater than $5 million, and you are still an employee of eGames at such time, eGames will pay to you a cash bonus of $75,000 out of the proceeds of such equity financing, less any legal costs incurred by Heyday in the Asset Transaction in excess of the amount agreed to be paid by eGames, Inc. (“eGames”) in the Asset Purchase Agreement between eGames and Heyday dated June 24, 2011, such amount to be mutually agreed upon by both parties.

Vacation: One year of service earns three weeks of paid vacation.

Benefits: Group health, dental, short and long term disability, life, and AD&D insurance coverage in accordance with the Company’s group insurance plans. You will also be eligible for enrollment in the eGames 401(K) savings plan during the first quarterly open enrollment period after one month of employment.

June 24, 2011

Severance: Your employment will be at-will, meaning that you can leave at any time for any reason, and eGames can terminate your employment at any time with or without cause.

If you agree with the above terms please sign and return the original copy. I look forward to working with you at eGames in this new opportunity. Please call if you have any questions.

Sincerely,

eGames, Inc.

By:	/s/ Gerald W. Klein
Gerald W. Klein
President and CEO

Accepted:

By:	/s/ F.J. Lennon	Date: 6/24/2011
F.J. Lennon